BASIC ENERGY SERVICES, INC.

[FORM OF -- Non-Compliant Under Section 162(m) of the Internal Revenue Code of 1986]

PERFORMANCE-BASED AWARD AGREEMENT

2015 Performance-Based Phantom Stock Grants

(Executive and Senior Management)

Grantee:  ____________________

1. Grant of Performance-Based Award; Issuance of Phantom Shares Upon Achievement of Performance-Based Metrics.

(a) As of the effective date of this agreement (this “Agreement”), Basic Energy Services, Inc. (formerly BES Holding Co.), a Delaware corporation (the “Company”), hereby grants to the Grantee (identified above) an award of the number of Phantom Shares identified in Section 13 below (the “Phantom Shares”). Each Phantom Share represents the right to receive (i) a cash payment equal to the Fair Market Value on the date that the applicable Restricted Period ends (the “vesting date”) of one share of the Company’s common stock, $0.01 par value per share of the Company (the “Common Stock”) as of the applicable vesting date (as defined below), (ii) one share of Common Stock, or (iii) a combination thereof, in each case as determined by the Committee in its sole and absolute discretion prior to the applicable vesting date, plus rights to certain dividend equivalents described in Section 4 below, in each case subject to the terms and conditions of the Agreement and the Fifth Amended and Restated Basic Energy Services, Inc. 2003 Incentive Plan (as may be amended hereafter from time to time, the “Plan”). The Plan is hereby incorporated in this Agreement in its entirety by reference.

(b) To determine the actual number of Phantom Shares to be earned by Grantee, the PB Peer Group (as identified in Section 13 below) will be ranked from best performing to worst performing with regard to each company’s respective TSR Performance Metric where the PB Peer Group company ranked 1st shall be the one with the highest TSR Performance Metric when compared to all other PB Peer Group companies, the PB Peer Group company ranked 2nd shall be the one with the second highest TSR Performance Metric when compared to all other PB Peer Group companies, the PB Peer Group company ranked 3rd shall be the one with the third highest TSR Performance Metric when compared to all other PB Peer Group companies, and so forth. The PB Peer Group company ranked 13th shall be the one with the lowest TSR Performance Metric when compared to all other PB Peer Group companies. The percentage of TSR Target Shares (as identified in Section 13 below) earned by Grantee should the Company’s TSR Performance Metric equal that of the 1st-ranked, 2nd-ranked, 3rd-ranked, etc., PB Peer Group company will be as set forth below:

PB Peer Group Company Rank Based on TSR Performance Metric	Percentage of TSR Target Shares Earned
1st	150.0%
2nd	141.7%
3rd	133.3%
4th	125.0%
5th	116.7%
6th	108.3%
7th	100.0%
8th	83.3%
9th	66.7%
10th	50.0%
11th	33.3%
12th	16.7%
13th	0%

Should the Company’s TSR Performance Metric be (1) greater than the TSR Performance Metric of the 1st-ranked member of the PB Peer Group, the percentage of TSR Target Shares earned by Grantee will be 150.0%, (2) less than the TSR Performance Metric of the 13th-ranked (or last) member of the PB Peer Group, the percentage of TSR Target Shares earned by Grantee will be 0%, and (3) greater than the TSR Performance Metric of one PB Peer Group company and less than the TSR Performance Metric of the next highest ranked PB Peer Group company, the percentage of TSR Target Shares earned by Grantee will be higher than the percentage assigned to the lower ranked of the two companies and lower than the percentage assigned to the higher ranked of the two companies with the exact percentage of TSR Target Shares earned by the Grantee determined by proportional interpolation (for example, if the Company’s TSR Performance Metric were to be at the midpoint between the TSR Performance Metrics of the 6th-ranked and the 5th-ranked PB Peer Group companies, the Grantee would earn 112.5% of the TSR Target Shares (as identified in Section 13 below), 112.5% lying exactly halfway between the 108.3% assigned to the 6th-ranked PB Peer Group company and the 116.7% assigned to the 5th-ranked PB Peer Group company).

2. Definitions.  All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein.  Section 13 below sets forth meanings for certain of the capitalized terms used in this Agreement.

3. Vesting Term; Date of Settlement.  Any Phantom Shares earned by Grantee pursuant to this Agreement will vest in the Grantee as set forth in Section 13 below.  Vested Phantom Shares shall be settled by the Company as soon as administratively feasible (but in no event more than 74 days) following the applicable vesting date on which they became vested (the “Date of Settlement”).

4. Dividend Equivalents.  In the event that the Company declares and pays any dividends in respect of its outstanding shares of Stock at any time during the applicable Restricted Period Grantee holds unvested Phantom Shares, Company shall pay to Grantee, on the applicable Date of Settlement, an additional cash payment for dividend equivalents (the “Dividend Equivalents”), which payment shall be equal in value to the value of all dividends made by the Company with respect to a number of shares of Stock equal to the number of Phantom Shares which have become vested in accordance with the terms of this Agreement; provided, however, that no interest shall be payable with respect to such Dividend Equivalents for the period of time beginning on the date a dividend with respect to Stock is paid to the Company’s shareholders and ending on the date the Dividend Equivalents are paid to Grantee pursuant to this Agreement.

5. Restrictions; Expiration of Restricted Period and Settlement of Award.
(a) The Phantom Shares may not be sold, transferred or otherwise alienated or hypothecated.

(b) The Phantom Shares granted and earned by Grantee hereunder will vest in the Grantee at the end of each Restricted Period in the increments set forth in Section 13 below, unless vested earlier pursuant to this Agreement.

(c) All unvested Phantom Shares will be forfeited by the Grantee (i) if the Grantee’s employment with the Company is terminated by the Company for “Cause” before the Phantom Shares are vested or (ii) if the Grantee terminates his employment with the Company before the Phantom Shares are vested for any reason other than (A) “Good Reason” or (B) the death or “Disability” or “Retirement” of the Grantee, as such terms “Cause,” “Disability,” “Good Reason” or “Retirement” or equivalent terms (such as “Termination for Cause” or “Termination for Good Reason”) are defined in the employment agreement in effect between the Grantee and the Company as of the effective date hereof or, if no such employment agreement exists, as such terms are defined in the Plan at the time of such termination of employment to the extent not modified in Section 13 below, or as otherwise defined in this Agreement.

(d) The Phantom Shares shall be settled solely in cash in the case of Retirement; provided, in all other circumstances, to the extent permitted under the Plan from shares of Stock then-available for issuance under the Plan, the Committee may elect to settle all or a portion of the Phantom Shares upon vesting in shares of Stock by providing notice of such determination to the Grantee of such election at least 60 days prior to an applicable vesting date.

(e) On the applicable Date of Settlement, the Company shall cause a cash payment to be made to Grantee, or if applicable shall cause to be issued Stock in certificated or book entry form registered in Grantee’s name, in settlement of Grantee’s vested Phantom Shares, or any applicable combination thereof.  To the extent application of the vesting terms would result in Grantee becoming vested in a fractional number of Phantom Shares, any number of Phantom Shares vested will be rounded down to the nearest whole share.  Any cash payable, or the value of the shares of Stock, shall not bear any interest owing to the passage of time.  Upon full settlement of the vested Phantom Shares hereunder, no additional payments will be made pursuant to this Agreement and this Agreement shall terminate.  Any shares of Stock, when delivered to Grantee on a Date of Settlement, shall be fully paid and non-assessable.

(f) In the event that the Company declares and pays any dividends in respect of its outstanding shares of Common Stock at any time during the applicable Restricted Period in which Grantee holds unvested Phantom Shares, Company shall pay to Grantee, on the applicable Date of Settlement, an additional cash payment for dividend equivalents (the “Dividend Equivalents”), which payment shall be equal in value to the value of all dividends made by the Company with respect to a number of shares of Common Stock equal to the number of Phantom Shares which have become vested in accordance with the terms of this Agreement; provided, however, that no interest shall be payable with respect to such Dividend Equivalents for the period of time beginning on the date a dividend with respect to Common Stock is paid to the Company’s shareholders and ending on the date the Dividend Equivalents are paid to Grantee pursuant to this Agreement.

6. No Shareholder Rights. The Phantom Shares granted pursuant to this Agreement do not and shall not entitle Grantee to any rights of a holder of Stock, including any voting rights.

7. Independent Legal and Tax Advice.  Grantee acknowledges that the Company has advised Grantee to obtain independent legal and tax advice regarding the grant of the Phantom Shares in accordance with this Agreement and any disposition of any such Phantom Shares or underlying shares of Common Stock.

8. Reorganization of Company.  The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Phantom Shares, shares of Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Investment Representation.  Grantee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with any federal or state securities law. Grantee agrees that Company shall not be obligated to take any affirmative action in order to cause the issuance or transfer of shares of Common Stock hereunder to comply with any law, rule or regulation that applies to the Phantom Shares subject to this Agreement.

10. No Guarantee of Employment. This Agreement shall not confer upon Grantee any right to continued employment with the Company or any Affiliate thereof.

11. Withholding of Taxes.  The Grantee shall have the responsibility of discharging all taxes owed by the Grantee as a result of any Common Stock or cash paid to Grantee pursuant to this Agreement. The Company may require Grantee to pay to the Company an amount the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that Grantee incurs as a result of the vesting of Phantom Shares hereunder.  In accordance with Section 9(b) of the Plan, the Company hereby agrees that the Grantee may direct the Company to satisfy the Company’s actual withholding tax obligations through the “constructive” tender and withholding of Common Stock issued on the Date of Settlement under this Agreement; provided, the Company may revoke such right at any time prior to the vesting date of Awards under this Agreement by giving written notice to the Grantee.

12. General.

(a) Notices.  All notices under this Agreement shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their signatures below or at such other address as may be designated in writing by either of the parties to one another, or to their permitted transferees if applicable. Notices shall be effective upon receipt.

(b) Transferability of Award.  The rights of the Grantee pursuant to this Agreement are not transferable by Grantee. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, obligations or torts of Grantee or any permitted transferee thereof. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Phantom Shares, prior to the lapse of restrictions, that does not satisfy the requirements hereunder shall be void and unenforceable against the Company.

(c) Amendment and Termination. No amendment, modification or termination of this Agreement shall be made at any time without the written consent of Grantee and the Company.

(d) No Guarantee of Tax Consequences.  The Company and the Committee make no commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement. The Grantee has been advised and been provided the opportunity to obtain independent legal and tax advice regarding the award of Phantom Shares pursuant to this Agreement and the disposition of any Common Stock acquired thereby.

(e) Severability.  In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included therein.

(f) Supersedes Prior Agreements.  This Agreement shall supersede and replace all prior agreements and understandings, oral or written, between the Company and the Grantee regarding the grant of the Phantom Shares covered hereby.

(g) Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its conflict of law provisions, to the extent federal law does not supersede and preempt Texas law.

(h) No Trust or Fund Created.  This Agreement shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliates pursuant to this Agreement, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(i) Other Laws.  The Company retains the right to refuse to issue or transfer any Common Stock if it determines that the issuance or transfer of such shares might violate any applicable law or regulation or entitle the Company to recover under Section 16(b) of the Securities Exchange Act of 1934.

(j) Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.

(k) Internal Revenue Code (“IRC”) Section 409A. If any payment is made on account of a termination of employment, such termination must constitute a “separation from service” within the meaning of IRC Section 409A and applicable regulations and to the extent the Grantee is a “specified employee” (as defined in IRC Section 409A and applicable regulations), such payment must be delayed until the first day of the 7th month following such separation from service.

13. Definitions and Other Terms. The following capitalized terms shall have those meanings set forth opposite them:
(a) Grantee. The person specified as the Grantee on page 1 and the signature page of this Agreement.

(b) Vesting.  Subject to Section 5 above and the terms of the Plan, the Grantee shall vest in all rights to the Phantom Shares and any rights of the Company to such Phantom Shares shall lapse on the earlier of (i) the dates set forth below; (ii) termination by the Company without Cause; (iii) the death or Disability of the Grantee; (iv) Termination for Good Reason; or (v) Retirement.

With respect to any of the events set forth in clauses (ii), (iii), (iv) or (v) above in this Section 13(b) prior to the end of the Performance Period, the Grantee shall also be deemed to have met the TSR Performance Metric and earned 100% of each of the TSR Target Shares. In the event of a Change of Control as defined in the Plan and related termination events, Section 9(b) of the Plan shall be applicable, including the potential deemed meeting of the TSR Performance Metric at the highest level set forth in this Agreement.

If not earlier vested, the Phantom Shares shall vest according to the following schedule:

March 15, 2016 - 1/3 of such Phantom Shares

March 15, 2017 - 1/3 of such Phantom Shares

March 15, 2018 - 1/3 of such Phantom Shares

(c) Termination for Good Reason.  “Termination for Good Reason” shall have the meaning set forth in the Plan, except that clause (ii) of the definition thereof is hereby amended and restated in its entirety as follows:  (ii) reduction in (a) the Participant’s annual base salary immediately prior to the Change in Control, (b) the Participant’s target bonus opportunity (expressed as a percentage of the Participant’s annual base salary or other method approved by the Committee) immediately prior to the Change in Control or (c) benefits comparable in the aggregate to those enjoyed by the Participant under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which Participant was participating immediately prior to the Change in Control;

(d) Disability.  “Disability” shall mean that Grantee is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Grantee. If, for any reason, Grantee is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to the Company. Grantee agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he or she has a Disability.

(e) Retirement.  “Retirement” means the voluntary termination of Grantee’s employment for normal retirement at or after attaining age 62 provided that, on the date of his retirement, Grantee has accrued at least ten continuous years of active employment service with the Company; provided, if the Grantee is party to an employment agreement in effect between the Grantee and the Company as of the date hereof in which the term “Retirement” is defined for purposes of that agreement, such term shall apply to this Agreement.

With respect to a Retirement after the end of the Performance Period but prior to the determination of the achievement of the TSR Performance Metric by the Committee, the Grantee shall also be deemed to have met the TSR Performance Metric and earn TSR Target Shares if and when determined in accordance with the terms of this Agreement.

(f) TSR Target Shares and Maximum Number of Shares of Phantom Shares.  “TSR Target Shares” means ________ Phantom Shares.  Accordingly, based on the potential achievement that may be obtained in Section 1(b) hereof, the maximum number of Phantom Shares that may be issued by the Company pursuant to this Agreement is 150% of the TSR Target Shares.

(g) Performance Metric. For purposes of this Agreement:
(i)

“TSR Performance Metric” means the cumulative total shareholder return (“TSR”) for the Common Stock of the Company as calculated below for the Performance Period. The award will be earned as set forth in Section 1(b) based on the Company’s TSR performance relative to the PB Peer Group.

(ii)

“TSR for the Performance Period” shall be defined and calculated as follows, where “Beginning Price” is the average closing price on the New York Stock Exchange (“NYSE”) for the last 20 NYSE trading days of 2014, and “Ending Price” is the average closing price on the NYSE for the last 20 NYSE trading days of 2015, in each case as applied to the applicable equity security:

TSR = (Ending Price – Beginning Price + cash dividends (if any) per share paid*)

Beginning Price

*Stock dividends paid in securities rather than cash in which there is a distribution of less than 25 percent of the outstanding shares (as calculated prior to the distribution) shall be treated as cash for purposes of this calculation.

To the extent a security of the Company or any member of the PB Peer Group is not listed or traded on the NYSE, “NYSE” as used above shall mean the principal national securities exchange or quotation service on which the security is listed or quoted.

(h) PB Peer Group.  “PB Peer Group” means each of the following companies: (1) C&J Energy Services, Inc.; (2) Forbes Energy Services Ltd.; (3) Hercules Offshore Inc.; (4) Key Energy Services, Inc.; (5) Natural Gas Services Group, Inc.; (6) Oil States International, Inc.; (7) Patterson-UTI Energy Inc.; (8) Pioneer Energy Services Corp.; (9) Superior Energy Services, Inc.; (10) Team Inc.; (11) Tesco Corp.; (12) Tetra Technologies, Inc.; and (13) Forum Energy Technologies, Inc.; provided, in the event any such company ceases to exist, ceases to file public reports timely with the U.S. Securities and Exchange Commission with respect to the Performance Period or merges or combines with any other entity that, in the determination of the Committee makes such combined company not comparable for use as part of the PB Peer Group, the Committee in its sole discretion may continue to include or exclude such company in the PB Peer Group, but in no event may substitute any other company in its place as part of the PB Peer Group.

(i) Performance Period.  “Performance Period” means the one-year calculation period starting on the 20th NYSE trading day prior to and including the last NYSE trading day of 2014 and ending on the last NYSE trading day of 2015.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has hereunto executed this Agreement as of the same date, to be effective as of March 18, 2015.

BASIC ENERGY SERVICES, INC.

By:
Name: James E. Tyner
Title: VP, Human Resources

Address for Notices:

Basic Energy Services, Inc.
801 Cherry Street
Suite 2100, Unit #21
Fort Worth, Texas 76102
Fax:  (817) 334-4101
Attn:  President

GRANTEE

By:

Name:

Address for Notices:

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